Exhibit 99.1

NEWS RELEASE

Contact:	William J. Small Chairman, President and CEO (419) 782-5015 bsmall@first-fed.com

For Immediate Release

FIRST DEFIANCE ANNOUNCES FIRST QUARTER EARNINGS

        DEFIANCE, OHIO (April 18, 2005) – First Defiance Financial Corp. (NASDAQ: FDEF) today announced net income of $2.9 million or $0.41 per diluted share for the quarter ended March 31, 2005 compared to $2.5 million or $0.39 per diluted share for the quarter ended March 31, 2004. Net income and diluted earnings per share for the 2005 first quarter reflect the completion of First Defiance’s acquisition of ComBanc, Inc. on January 21, 2005 and reflect $575,000 in after-tax merger-related expenses.

        Core operating earnings, which reflect income from continuing operations adjusted to exclude the merger, integration and restructuring expenses, were $3.5 million for the 2005 first quarter, up 38.2% from $2.5 million for the first quarter of 2004. Core operating earnings per diluted share for the 2005 first quarter were $0.50, up 28.2% over the 2004 first quarter core diluted earnings per share. The attached schedules include a reconciliation of GAAP-basis earnings to core operating earnings.

        “We are very pleased to report solid financial results for the first quarter,” said William J. Small, Chairman, President and Chief Executive Officer. “The increase in our core earnings reflects continued progress in our strategic growth initiatives and is due to a number of factors including continued strong loan growth, increases in checking account balances, continued outstanding credit quality, increases in fee income, and the very successful completion of the ComBanc acquisition which strengthens our First Federal Bank branch network.”

Net Interest Income Increased 30.2%
        Net interest income for the 2005 first quarter was $10.4 million, a 30.2% increase over the $8.0 million earned in the first quarter of 2004. Net interest margin for the 2005 first quarter, on a tax-equivalent basis, was 3.82%, a 25 basis point improvement from the first quarter of 2004 and a 15 basis point improvement over the margin reported for the 2004 fourth quarter. The improved margin is due to an improved mix between loans and investment securities and growth in the average balance of non-interest bearing deposits.

        Average interest earning assets grew from $941.3 million in the first quarter of 2004 to $1.14 billion in the first quarter of 2005, an increase of 21.5%. The average balance of loans outstanding increased from $749.8 million in the 2004 first quarter to $982.1 million in the first quarter of 2005, while the average balance of investment securities dropped from $165.2 million to $136.7 million between the first quarter of 2004 and the first quarter of 2005. Approximately

$90 million of the increase in average loan balances related to the ComBanc acquisition, which closed on January 21, 2005 and the remainder of the $202 million total increase is due to year-over-year balance growth. Yields on loans improved to 6.10% for the 2005 first quarter from 5.86% in the first quarter of 2004. Overall yields on interest-earning assets improved to 5.89% in the 2005 first quarter compared to 5.62% during that same period in 2004. The first quarter yield was also a nine basis point improvement over the 5.80% yield realized in the 2004 fourth quarter.

        Average interest-bearing deposits increased to $846.8 million in the 2005 first quarter compared with $673.2 million during the same period of 2004, an increase of $173.6 million or 25.8%. The ComBanc acquisition added $115.6 million in average balances of interest-bearing deposits for the quarter. The average balance in interest-bearing deposits also reflects an increase in brokered certificates of deposits (CDs), which averaged $26.8 million in the 2004 first quarter and increased to $52.8 million in the 2005 period. Excluding the acquisition and brokered CDs, interest-earning deposits increased by $32.0 million in the 2005 first quarter compared with the first quarter of 2004. The cost of interest bearing deposits increased just 10 basis points, to 1.89% for the 2005 first quarter from 1.79% in 2004 and the cost of Federal Home Loan Bank (FHLB) advances increased 14 basis points, to 4.54% in the 2005 first quarter from 4.40% in the 2004 first quarter. However, an improved mix between advances and deposits resulted in an overall increase in funding costs of just three basis points, to 2.31% for the 2005 quarterly period from 2.28% in the 2004 first quarter.

        The margin also benefited from significant growth in non-interest bearing deposits, which increased to $74.4 million in the 2005 first quarter compared with $53.1 million during the first three months of 2004, an increase of 40.1%. Of that $21.3 million increase, $11.8 million was due to the ComBanc acquisition and $9.5 million resulted from other Company initiatives to grow those balances.

Non-Interest Income Up $950,000
        Non-interest income increased to $4.4 million for the 2005 first quarter compared to $3.4 million during the same period in 2004. First Defiance realized $621,000 of gains from sales of investment securities during the 2005 first quarter compared with just $98,000 of such gains in the 2004 period. Excluding securities gains, non-interest income grew by $427,000 in the 2005 first quarter over the same period in 2004. Service fee income increased to $1.43 million from $1.20 million and insurance and investment commission income increased to $1.21 million in the 2005 period compared with $1.06 million in 2004. Insurance commission income in the first quarter includes contingent commission income amounts that are paid by insurance companies based on factors such as favorable underwriting experience and achievement of certain premium levels. Such contingent income amounted to $356,000 in 2005 compared to just $155,000 in 2004. Non-interest income in the 2005 first quarter also included a $116,000 gain from the sale of a banking center office located in Defiance. Effective April 25, First Defiance is relocating that office to a larger, more convenient location and combining it with the branch currently located in a Super K-Mart Center in Defiance.

Non-Interest Expense Increased Due to Acquisition
        Non-interest expense for the 2005 first quarter was $10.2 million compared with $7.5 million in the 2004 first quarter. The 2005 amount includes acquisition related charges of

$884,000. Acquisition related charges consist of such items as severance costs to employees not retained and costs to terminate data processing agreements.

        Rising interest rates during the 2005 first quarter resulted in an increase in the market value of mortgage servicing rights (MSRs). As a result, First Defiance reversed $221,000 of previously recorded impairment charges related to those MSRs. In the 2004 first quarter, First Defiance recorded an impairment charge of $237,000. At March 31, 2005, First Defiance has $386,000 of remaining reserves for MSR impairment.

        Excluding acquisition-related costs and MSR impairment related items, First Defiance incurred non-interest expenses totaling $9.5 million for the 2005 first quarter compared to $7.2 million in the first quarter of 2004, an increase of $2.3 million or 32.3%. Compensation and benefits increased by $1.2 million due to the acquisition as well as the addition of several new lending positions and a significant number of new support positions in the credit administration, loan processing, deposit operations, data processing and accounting areas. These new positions have been added to both support growth and assure compliance with regulatory and internal control requirements. The addition of these new positions also has resulted in a significant increase in the Company’s health insurance expense in 2005 compared with 2004.

        Occupancy costs increased by $189,000 and data processing costs increased by $270,000 between the first quarter of 2004 and the first quarter of 2005. Data processing costs included approximately $50,000 of non-recurring costs required to run parallel communications networks during a recent communication’s network conversion. Non-interest expense also included amortization of core deposit intangibles totaling $114,000 compared to just $27,000 in the 2004 first quarter period, a result of additional core deposit intangibles acquired as part of the ComBanc acquisition. The efficiency ratio for the first quarter of 2005 was 70.93% based on GAAP earnings and 64.78% on a core operating earnings basis. The efficiency ratio for the first quarter of 2004 was 64.87%.

Credit Quality Continues to be a Strength
        The provision for loan losses was $347,000 for the first quarter of 2005 compared to $379,000 for the first three months of 2004. This quarter’s provision level reflects continued favorable experience with the First Defiance loan portfolios. Total charge-offs for the three months ended March 31, 2005 were just $171,000 while recoveries were $77,000 compared with $104,000 of charge-offs and $48,000 in recoveries during the first quarter of 2004. Charge-offs as a percentage of average loans were just 0.04% in the 2005 first quarter compared to just 0.03% for the first quarter of 2004. At both March 31, 2005 and March 31, 2004, the percentage of non-performing assets to total loans plus Real Estate Owned was 0.35%. Total non-performing loans increased to $3.1 million from $1.9 million at December 31, 2004 and non-performing assets increased to $3.6 million from $2.0 million. The increase resulted from non-performing assets acquired in the acquisition. All non-performing loans acquired are adequately provided for in the March 31, 2005 loan loss allowance.

        “Credit quality is an important measurement that we stay focused on. We are proud of the Company’s credit quality record, which continued to be excellent in the first quarter,” said Mr.

Small. “Following the ComBanc acquisition, we completed a loan review of all significant relationships acquired and we have confirmed that the reserves acquired are appropriate.”

Total Assets at $1.28 Billion
        Total assets at March 31, 2005 totaled $1.28 billion compared with $1.12 billion at December 31, 2004 and $1.04 billion at March 31, 2004. At March 31, 2005, loans totaled $1.01 billion, deposits totaled $950.6 million and stockholders equity was $148.2 million. At December 31, 2004, loans, deposits and equity were $881.2 million, $797.7 million and $126.9 million respectively. Goodwill and other intangible assets were $33.5 million at March 31, 2005 compared to $18.9 million at December 31, 2004.

Expansion Continues
        On April 8, 2005, First Defiance completed the acquisition of the Genoa Savings and Loan Company, an $83.0 million savings and loan with offices in Genoa, Perrysburg, Oregon and Maumee, Ohio. At the closing date, Genoa Savings’ Maumee office was closed and merged into the existing First Federal Bank office in Maumee. That acquisition added $65.9 million in loans and $76.5 million in deposits at the closing date.

        “The completion of the Genoa Savings acquisition was as successful as the ComBanc acquisition,” commented Mr. Small. “Through the two acquisitions, we have expanded our presence in northwest Ohio and expanded our footprint to adjacent markets in west central Ohio. Our market area continues to provide good opportunities for community banking and we continue to look for organic growth from our existing markets.

        “I am very proud of the work of our transition teams headed by Denny Rose, Executive Vice President of Operations and all the staff members throughout the organization who made both transitions successful,” added Mr. Small. “One acquisition is a lot of work, especially when you convert the data processing systems at the closing.

Completing two in such a short period is a tremendous accomplishment.”

2005 Outlook
        Management previously provided guidance that net income per share from core operations for 2005 would be in the range of $2.05 to $2.15. Based on results of the first quarter, management is raising that expected earnings range for core earnings for the full year in 2005 to $2.10 to $2.20. Net interest margin was better than expected in the 2005 first quarter but fee income was slightly lower than expected and non-interest expenses excluding acquisition-related costs were higher than anticipated. Gains from the sale of securities, the gain realized on the sale of the Defiance North branch property and MSR impairment reserve recoveries added approximately $0.09 per share to earnings for the 2005 first quarter.

        Management expects earnings for the second quarter to be in the range of $0.48 to $0.53 per share before acquisition related charges related to the Genoa Savings acquisition. Those acquisition-related costs are estimated to be approximately $2.3 million ($1.5 million or approximately $0.21 per share). The Genoa Savings acquisition related costs include significant costs associated with the termination of data processing contracts.

Conference Call

        First Defiance Financial Corp. will host a conference call at 11:00 a.m. (EDT) on Tuesday, April 19, 2005 to discuss the earnings results and business trends. The conference call may be accessed by calling 888-880-1525. The passcode for the conference call is “First Defiance.” The conference identification number for the call is 4480421. Participants should be prepared to provide both the passcode and conference identification number to access the call.

        Internet access to the call is also available (in listen-only mode) at the following Web address: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=90296&eventID=1038941 (Due to URL length, please copy and paste into browser.)

        The audio replay of the Internet Web cast will be available at www.fdef.com until May 31, 2005.

        First Defiance will host its Annual Meeting of Shareholders at 1:00 p.m. EDT on Tuesday, April 19, 2005 at the Company’s headquarters at First Federal Bank of the Midwest, 601 Clinton St. in Defiance, OH. The business of the meeting will include the election of three directors and the approval of a new stock option plan. Mr. Small will report to shareholders on the Company’s performance during 2004 and the first quarter of 2005 and provide an update on the Company’s community financial services strategy. Following the meeting, the audio replay, slide presentation and transcript will be available at the Company’s Web site at www.fdef.com.

About First Defiance Financial Corp.

First Defiance Financial Corp., headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance and Investments. First Federal operates 25 full service branches and 31 ATM locations in northwest Ohio. First Insurance and Investments is the largest property and casualty insurance agency in the Defiance, Ohio area and it also specializes in life and group health insurance and financial planning.

For more information, visit the company’s Web site at www.fdef.com .

-Financial Statements and Highlights Follow-

Safe Harbor Statement

        This news release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 B of the Securities Act of 1934, as amended, which are intended to be safe harbors created thereby. Those statements may include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of First Defiance Financial Corp. and its management, and specifically include statements regarding: the future recapture of mortgage servicing impairment reserves, future movements of interest rates and particularly 10-year Treasury notes, the production levels of mortgage loan generation, the ability to continue to grow loans and deposits, the ability to benefit from a rising interest rate environment, the ability to sustain credit quality ratios at current or improved levels, a secondary market for packaged mortgage loan securities, future repurchases of First Defiance Financial Corp. stock and the positive impact of exercised stock options on shareholders’

equity, ability to achieve expected earnings, expense reductions and levels of one-time costs including acquisition-related and restructuring charges, continued strength in the market area for First Federal Bank of the Midwest, and the ability of the Company to grow in existing and adjacent markets. These forward-looking statements involve numerous risks and uncertainties, including those inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions and other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission (SEC) filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. One or more of these factors have affected or could in the future affect the Company’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this news release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this news release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Consolidated Balance Sheets
First Defiance Financial Corp.

(in thousands)	March 31, 2005	December 31, 2004	March 31, 2004

Assets
Cash and cash equivalents
Cash and amounts due from depository institutions	$24,770	$19,891	$17,610
Interest-bearing deposits	997	630	4,828

	25,767	20,521	22,438
Securities
Available-for sale, carried at fair value	130,456	137,003	155,379
Held-to-maturity, carried at amortized costs	2,180	2,255	2,665

	132,636	139,258	158,044
Loans held for sale	3,604	6,225	8,214
Loans	1,023,814	884,938	767,087
Allowance for loan losses	(12,749)	(9,956)	(9,167)

Loans, net	1,014,669	881,207	757,920
Mortgage servicing rights	4,386	3,598	3,199
Accrued interest receivable	5,790	4,653	4,821
Federal Home Loan Bank stock and other interest-bearing assets	15,397	13,376	17,943
Bank Owned Life Insurance	18,759	18,581	18,145
Office properties and equipment	28,930	24,248	24,131
Real estate and other assets held for sale	488	98	348
Goodwill	33,480	18,933	19,302
Other assets	3,681	2,194	2,595

Total Assets	$1,283,983	$1,126,667	$1,037,100

Liabilities and Stockholders’ Equity
Non-interest-bearing deposits	$76,644	$62,450	$52,091
Interest-bearing deposits	873,942	735,251	669,977

Total deposits	950,586	797,701	722,068
Advances from Federal Home Loan Bank	156,875	181,213	167,974
Notes payable and other interest-bearing liabilities	17,639	11,804	8,290
Advance payments by borrowers for tax and insurance	187	278	162
Deferred taxes	116	934	2,235
Other liabilities	10,372	7,863	9,141

Total liabilities	1,135,775	999,793	909,870
Stockholders’ Equity
Preferred stock	—	—	—
Common stock	135	63	64
Additional paid-in-capital	71,603	52,131	52,380
Stock acquired by ESOP	(1,266)	(1,479)	(1,691)
Deferred compensation	(4)	(4)	(9)
Accumulated other comprehensive income	686	2,131	4,691
Retained earnings	77,054	74,032	71,795

Total stockholders’ equity	148,208	126,874	127,230

Total liabilities and stockholders’ equity	$1,283,983	$1,126,667	$1,037,100

Consolidated Statements of Income (Unaudited)
First Defiance Financial Corp.

	Three Months Ended March 31,
(in thousands, except per share amounts)	2005	2004

Interest Income:
Loans	$14,763	$10,928
Investment securities	1,438	1,865
Interest-bearing deposits	71	32

Total interest income	16,272	12,825
Interest Expense:
Deposits	3,945	2,998
FHLB advances and other	1,800	1,785
Notes Payable	81	23

Total interest expense	5,826	4,806

Net interest income	10,446	8,019
Provision for loan losses	347	379

Net interest income after provision for loan losses	10,099	7,640
Non-interest Income:
Service fees and other charges	1,511	1,252
Dividends on stock	165	177
Gain on sale of loans	510	589
Gain on sale of securities	621	98
Insurance commissions	1,213	1,062
Trust income	78	49
Income from Bank Owned Life Insurance	177	193
Other non-interest income	97	2

Total Non-interest Income	4,372	3,422
Non-interest Expense:
Compensation and benefits	5,512	4,314
Occupancy	1,029	840
SAIF deposit insurance premiums (credit)	31	(42)
State franchise tax	284	156
Acquisition related charges	884	—
Data processing	813	543
Amortization of mortgage servicing rights	166	172
Net (recovery) impairment of mortgage servicing rights	(221)	237
Amortization of intangibles	114	27
Other non-interest expense	1,579	1,217

Total Non-interest Expense	10,191	7,464

Income before income taxes	4,280	3,598
Income taxes	1,409	1,105

Net income	$2,871	$2,493

Earnings per share:
Basic	$0.43	$0.41
Diluted	$0.41	$0.39

Core operating earnings per share*:
Basic	$0.52	$0.41
Diluted	$0.50	$0.39

Average Shares Outstanding:
Basic	6,656	6,113
Diluted	6,929	6,427

* - See Non-GAAP Disclosure Reconciliations

Financial Summary and Comparison
First Defiance Financial Corp.

	Three months ended March 31,
(dollars in thousands, except per share data)	2005	2004	% change

Summary of Operations

Tax-equivalent interest income (1)	16,442	12,988	26.6
Interest expense	5,826	4,806	21.2
Tax-equivalent net interest income (1)	10,616	8,182	29.7
Provision for loan losses	347	379	(8.4)
Tax-equivalent NII after provision for loan loss (1)	10,269	7,803	31.6
Securities gains (losses)	621	98	533.7
Non-interest income-excluding securities gains ( losses)	3,751	3,324	12.8
Non-interest expense	10,191	7,464	36.5
One time acquisition related charges	884	—	NM
Income taxes	1,409	1,105	27.5
Net Income	2,871	2,493	15.2
Core Operating Earnings (2)	3,446	2,493	38.2
Tax equivalent adjustment (1)	170	163	4.3

At Period End
Assets	1,283,983	1,037,100	23.8
Earning assets	1,163,699	938,735	24.0
Loans	1,027,418	775,301	32.5
Allowance for loan losses	12,749	9,167	39.1
Deposits	950,586	722,068	31.6
Stockholders’ equity	148,208	127,230	16.5

Average Balances
Assets	1,235,682	1,036,571	19.2
Earning assets	1,143,549	941,345	21.5
Deposits and interest-bearing liabilities	1,096,645	900,285	21.8
Loans	982,125	749,848	31.0
Deposits	921,196	726,302	26.8
Stockholders’ equity	134,005	125,872	6.5
Stockholders’ equity / assets	10.84%	12.14%	(10.7)

Per Common Share Data
Net Income
Basic	$0.43	$0.41	5.8
Diluted	0.41	0.39	6.8
Dividends	0.22	0.20	10.0
Market Value:
High	$29.90	$29.00	3.1
Low	26.00	26.60	(2.3)
Close	26.00	27.23	(4.5)
Book Value	21.11	19.88	6.2
Tangible Book Value	16.34	16.86	(3.1)
Shares outstanding, end of period (000)	7,020	6,401	9.7

Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	3.82%	3.57%	7.1
Return on average assets —GAAP	0.93%	0.96%	(3.4)
Return on average assets — Core Operating	1.12%	0.96%	16.0
Return on average equity — GAAP	8.57%	7.92%	8.2
Return on average equity — Core Operating	10.29%	7.92%	29.8
Efficiency ratio (3) — GAAP	70.93%	64.87%	9.3
Efficiency ratio (3) — Core Operating	64.78%	64.87%	(0.1)
Effective tax rate	32.92%	30.71%	7.2
Dividend payout ratio (basic)	51.00%	49.04%	4.0

(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%
(2) See Non-GAAP Disclosure Reconciliation
(3) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains, net and asset sales gains, net.
NM Percentage change not meaningful

Non-GAAP Disclosure Reconciliations First Defiance Financial Corp.

Core operating earnings are net income adjusted to exclude discontinued operations, merger, integration and restructuring expenses and the results of certain significant transactions not representative of ongoing operations.

	Three months ended March 31,
(dollars in thousands, except per share data)	2005	2004

Core Operating Earnings

Net Income	$2,871	$2,493

One-time acquisition related charges	884	—
Tax effect	(309)	—

After-tax non-operating items	575	—

Core operating earnings	$3,446	$2,493

One-time acquisition related charges in 2005 reflect charges associated with the acquisition of ComBanc, Inc.

Core Operating earnings is used as the numerator to calculate core operating return on average assets, core operating return on average equity and core operating earnings per share. Additionally, non-operating items are deducted from non-interest expense in the numerator and non-interest income in the denominator of the core operating efficiency ratio disclosed in the tables. Comparable information on a GAAP basis is also provided in the tables.

Continuing Operations Yield Analysis
First Defiance Financial Corp.

	Three Months Ended March 31
	2005			2004
	Average Balance	Interest(1)	Yield Rate(2)	Average Balance	Interest(1)	Yield Rate(2)
Interest-earning assets:
Loans receivable	$982,125	$14,767	6.10%	$749,848	$10,932	5.86%
Securities	136,650	1,604	4.76%	165,239	2,024	4.93%
Interest Bearing Deposits	9,942	71	2.90%	8,490	32	1.52%
FHLB stock and other	14,832	165	4.51%	17,768	177	4.01%

Total interest-earning assets	1,143,549	16,607	5.89%	941,345	13,165	5.62%
Non-interest-earning assets	92,133			95,226

Total assets	$1,235,682			$1,036,571

Deposits and Interest-bearing liabilities:
Interest bearing deposits	$846,829	$3,945	1.89%	$673,193	$2,998	1.79%
FHLB advances and other	160,814	1,800	4.54%	163,242	1,785	4.40%
Other Borrowings	14,635	81	2.24%	10,741	23	0.86%

Total interest-bearing liabilities	1,022,278	5,826	2.31%	847,176	4,806	2.28%
Non-interest bearing deposits	74,367	—	—	53,109	—	—

Total including non-interest-bearing demand deposits	1,096,645	5,826	2.15%	900,285	4,806	2.15%
Other non-interest-bearing liabilities	5,032			10,414

Total liabilities	1,101,677			910,699
Stockholders' equity	134,005			125,872

Total liabilities and stockholders' equity	$1,235,682			$1,036,571

Net interest income; interest rate spread		$10,781	3.58%		$8,359	3.34%

Net interest margin (3)			3.82%			3.57%

Average interest-earning assets to average interest bearing liabilities			112%			111%

(1) Interest on certain tax exempt loans and securities is not taxable for Federal income tax purposes. In order to compare the tax-exempt yields on these assets to taxable yields, the interest earned on these assets is adjusted to a pre-tax equivalent amount based on the marginal corporate federal income tax rate of 35%.
(2) Annualized
(3) Net interest margin is net interest income divided by average interest-earning assets.

Selected Quarterly Information First Defiance Financial Corp.

(dollars in thousands, except per share data)	1st Qtr 2005	4th Qtr 2004	3rd Qtr 2004	2nd Qtr 2004	1st Qtr 2004

Summary of Operations
Tax-equivalent interest income (1)	$16,442	$14,639	$14,049	$13,202	$12,988
Interest expense	5,826	5,435	5,258	4,881	4,806
Tax-equivalent net interest income (1)	10,616	9,204	8,791	8,321	8,182
Provision for loan losses	347	304	376	490	379
Tax-equivalent NII after provision for loan losses (1)	10,269	8,900	8,415	7,831	7,803
Investment securities gains	621	732	302	293	98
Non-interest income (excluding securities gains/losses)	3,751	3,478	3,248	3,838	3,324
Non-interest expense	10,191	7,837	9,469	7,134	7,464
Acquisition and other one-time charges	884	1,927
Income taxes	1,409	1,599	606	1,492	1,105
Net income	2,871	3,479	1,680	3,144	2,493
Core operating earnings (2)	3,446	3,479	2,933	3,144	2,493
Tax equivalent adjustment (1)	170	195	210	192	163

At Period End
Total assets	$1,283,983	$1,126,667	$1,102,370	$1,073,166	$1,037,100
Earning assets	1,163,699	1,034,471	1,009,302	980,851	946,949
Loans	1,027,418	891,163	861,070	822,717	775,301
Allowance for loan losses	12,749	9,956	9,712	9,537	9,167
Deposits	950,586	797,701	779,256	753,390	722,068
Stockholders’ equity	148,208	126,874	125,423	124,452	127,230
Stockholders’ equity / assets	11.54%	11.26%	11.38%	11.60%	12.27%
Goodwill	33,480	18,933	18,961	19,310	19,302

Average Balances (3)
Total assets	$1,235,682	$1,108,979	$1,087,205	$1,050,462	$1,036,571
Earning assets	1,143,549	1,014,424	993,406	957,173	941,345
Deposits and interest-bearing liabilities	1,096,645	972,498	951,392	917,422	900,285
Loans	982,125	858,971	832,116	786,575	749,848
Deposits	921,196	784,466	768,455	742,088	726,302
Stockholders’ equity	134,005	126,101	125,800	125,909	125,872
Stockholders’ equity / assets	10.84%	11.37%	11.57%	11.99%	12.14%

Per Common Share Data
Basic	$0.43	$0.57	$0.28	$0.51	$0.41
Diluted	0.41	0.55	0.26	0.49	0.39
Dividends	0.22	0.22	0.20	0.20	0.20

Market Value:
High	$29.90	$28.90	$26.73	$28.88	$29.00
Low	26.00	25.20	22.01	22.07	26.60
Close	26.00	28.85	26.01	22.10	27.23
Book Value	21.11	20.20	19.94	19.70	19.88
Shares outstanding, end of period (in thousands)	7,020	6,280	6,286	6,318	6,401

Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	3.82%	3.67%	3.58%	3.52%	3.57%
Return on average assets — GAAP (4)	0.93%	1.25%	0.62%	1.20%	0.96%
Return on average assets — Core operating	1.12%	1.25%	1.08%	1.20%	0.96%
Return on average equity — GAAP	8.57%	11.04%	5.34%	9.99%	7.92%
Return on average equity — Core operating	10.29%	11.04%	9.32%	9.99%	7.92%
Efficiency ratio (5) — GAAP	70.93%	61.80%	78.65%	58.67%	64.87%
Efficiency ratio — Core operating	64.78%	61.80%	62.65%	58.67%	64.87%
Effective tax rate	32.92%	31.49%	26.51%	32.18%	30.71%
Dividend payout ratio (basic)	51.00%	38.60%	71.43%	39.22%	49.04%

(1) Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 35%
(2) See Non-GAAP Disclosure Reconciliation
(3) Average balances do not reflect borrowings to fund discontinued operations
(4) Income from continuing operations divided by assets, excluding assets of discontinued operations
(5) Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains, net and asset sales gains, net.

Selected Quarterly Information
First Defiance Financial Corp.

(dollars in thousands, except per share data)	1st Qtr 2005	4th Qtr 2004	3rd Qtr 2004	2nd Qtr 2004	1st Qtr 2004

Loan Portfolio Composition
One to four family residential real estate	$229,887	$190,070	$186,688	$181,685	$173,367
Construction	14,861	15,507	16,816	15,472	15,272
Commercial real estate	482,326	415,164	392,610	371,360	359,070
Commercial	160,749	141,643	141,264	140,178	119,442
Consumer finance	51,753	45,513	45,267	42,741	40,858
Home equity and improvement	95,200	90,839	87,755	80,312	74,800

Total loans	1,034,776	898,736	870,400	831,748	782,809
Less:
Loans in process	6,170	6,340	8,155	7,925	6,406
Deferred loan origination fees	1,188	1,233	1,175	1,106	1,101
Allowance for loan loss	12,749	9,956	9,712	9,537	9,167

Net Loans	$1,014,669	$881,207	$851,358	$813,180	$766,135

Allowance for loan loss activity
Beginning allowance	$9,956	$9,712	$9,537	$9,167	$8,844
Provision for loan losses	349	304	376	490	379
Reserve from Acquisition of Commercial Bank	2,538	—	—	—	—
Credit loss charge-offs:
One to four family residential real estate	—	—	—	—	52
Commercial real estate	67	24	25	9	—
Commercial	45	107	144	125	14
Consumer finance	59	37	78	33	38
Home equity and improvement	—	—	—	—	—

Total charge-offs	171	168	247	167	104
Total recoveries	77	108	46	47	48

Net charge-offs (recoveries)	94	60	201	120	56

Ending allowance	$12,749	$9,956	$9,712	$9,537	$9,167

Credit Quality
Non-accrual loans	$3,142	$1,893	$1,945	$2,863	$2,375
Loans over 90 days past due and still accruing	—	—	—	—	—

Total non-performing loans (1)	3,142	1,893	1,945	2,863	2,375
Real estate owned (REO)	488	98	61	193	348

Total non-performing assets (1)	$3,630	$1,991	$2,006	$3,056	$2,723

Net charge-offs	94	60	201	120	56

Allowance for loan losses / loans	1.24%	1.12%	1.13%	1.16%	1.18%
Allowance for loan losses / non-performing assets	351.21%	500.05%	484.15%	312.07%	336.65%
Allowance for loan losses / non-performing loans	405.76%	525.94%	499.33%	333.11%	385.98%
Non-performing assets / loans plus REO	0.35%	0.22%	0.23%	0.37%	0.35%
Non-performing assets / total assets	0.28%	0.18%	0.18%	0.28%	0.26%
Net charge-offs / average loans ( annualized)	0.04%	0.03%	0.10%	0.06%	0.03%

Deposit Balances
Non-interest-bearing demand deposits	$76,644	$62,450	$55,321	$56,659	$52,091
Interest-bearing demand deposits and money market	270,142	258,797	239,524	225,842	216,193
Savings deposits	85,581	52,132	53,143	53,965	54,054
Time deposits less than $100,000	389,844	289,878	285,939	303,909	293,424
Time deposits greater than $100,000	128,375	134,444	145,329	113,015	106,306

Total deposits	$950,586	$797,701	$779,256	$753,390	$722,068

(1) Non-performing loans consist of non-accrual loans that are contractually past due 90 days or more and loans that are deemed impaired under the criteria of FASB Statement No. 114. Non-performing assets are non-performing loans plus real estate and other assets acquired by foreclosure or deed-in-lieu thereof.